Exhibit 3.2

AMENDMENT NO. 1

dated as of December 31, 2013

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PAA GP HOLDINGS LLC

dated as of October 21, 2013

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PAA GP HOLDINGS LLC

THIS AMENDMENT NO. 1 (this “Amendment”) to the AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of PAA GP Holdings LLC, a Delaware limited liability company (the “Company”), dated as of October 21, 2013, is made and entered into as of the 31st day of December, 2013. Capitalized terms used but not defined herein shall have the meaning given such terms in the Agreement.

WHEREAS, the Members have entered into the Agreement;

WHEREAS, Section 12.2(a) of the Agreement provides that, except as otherwise expressly provided, the Agreement may not be altered, modified or changed without the approval of the Board, subject to specified exceptions requiring the approval of certain Members or directors;

WHEREAS, the changes contemplated by this Amendment do not require separate approval beyond that of the Board; and

WHEREAS, the Board has approved this Amendment by Written Consent dated December 31, 2013 in order to correct and clarify certain provisions of the Agreement to ensure that they reflect the original intent of the Members.

NOW, THEREFORE, pursuant to Section 12.2(a) of the Agreement, the Agreement is hereby amended as follows:

1.1                               Amendments. The following amendments shall take effect as of the date hereof:

1.1.1                     Article 1 of the Agreement is hereby amended by deleting the definition of “Initial Designating Members” contained therein and inserting in lieu thereof the following definition:

“Initial Designating Members” means KAFU Holdings, L.P., Oxy and EMG Investment, LLC.

1.1.2                     Section 6.1 of the Agreement is hereby amended by adding new subsection (d) as follows:

(d) For the purpose of calculating the 10%, 20% and 5% Qualifying Interest thresholds referenced in Section 6.1(a)(iii), Section 6.1(a)(iv) and Section 6.1(b), Qualifying Interests owned by an Affiliate of an Initial Designating Member or a Subsequent Designating Member, as applicable, shall be attributed to such Initial Designating Member or Subsequent Designating Member, as applicable, for purposes of determining whether the applicable Qualifying Interest threshold has been satisfied.

1.2                               Severability.  In the event any provision of this Amendment is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Amendment shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

1.3                               Governing Law.  This Amendment shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

[Signature pages follow]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

By:	PAA GP Holdings LLC

By:	/s/ Richard McGee
Name:	Richard McGee
Title:	Executive Vice President,
General Counsel and Secretary

SIGNATURE PAGE FOR AMENDMENT NO. 1 TO AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT